EXHIBIT 7
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STRATEGIC TECHNOLOGIES INC.                         DIGITAL PRODUCTS CORPORATION
("STRATEGIC")                                                        ("Digital")
Building A, Unit 102 17802 66th Avenue                         800 N.W. 33rd St.
Surrey, British Columbia V3S 7X1                          Pompano Beach, Florida
Telephone: (604) 576-8658                                              USA 33064
Telecopier: (604) 576-0436                             Telephone: (305) 783-9600
Contact: Doug H. Blakeway                             Telecopier: (305) 783-9609
VSE Trading Symbol: STI                               Contact: Richard A. Angulo
OTC Electronic Bulletin Board:  SGTKF        OTC Electronic Bulletin Board: DIPC


                                  NEWS RELEASE

October 23, 1995


             STRATEGIC TECHNOLOGIES INC. AND DIGITAL PRODUCTS CORP.
                          SIGN FORMAL MERGER AGREEMENT


Vancouver, British Columbia: Douglas H. Blakeway, President and CEO of Strategic, and Richard A. Angulo, President and CEO of Digital, announce that further to the August 1, 1995 agreement in principle to merge the two Companies a Definitive Agreement and Plan of Merger has been executed between the Companies whereby Digital will become a wholly owned subsidiary of STRATEGIC. Pursuant to the transaction, each outstanding share of Digital common stock will be converted into .379291 of a share of Strategic common stock. Upon completion of the merger and a proposed private placement of 500,000 shares of Strategic common stock, Strategic will have approximately 10.9 million shares outstanding (11.9 million fully diluted), of which 4.4 million shares and 600,000 options will be held by former Digital shareholders. Digital and Strategic have the number two and three market share positions in the North American Electronic Supervision and Offender Monitoring business. The combined companies are expected to have gross revenues in the $14 million US per annum range.

In conjunction with the Definitive Agreement and Plan of Merger certain principal shareholders of both Companies, including members of the Boards of the Companies, have executed a related Shareholders' Agreement whereby the signatories have confirmed their intention to vote for and support the merger and to provide for certain post-closing governance matters relating to Strategic. Strategic and Digital have also agreed to immediately begin joint marketing of their respective product lines and integration of certain other business operations.

Strategic has been issued a one year warrant to acquire 500,000 shares of Digital at $0.25 per share plus a conditional warrant to acquire an additional 1,500,000 Digital shares in consideration of agreeing to bear certain transaction costs (exercisable in the event of non-consummation).


















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It is anticipated that the merger will be consummated early 1996.  The transaction is conditioned on obtaining the approval of the shareholders of both Strategic and Digital, the approval of United States and Canadian securities regulators and the listing of the Strategic common shares on the Toronto Stock Exchange, as well as other conditions.

Upon consummation of the merger the Board of Directors will consist of nine persons, including Strategic's five existing directors and four Digital directors. Douglas H. Blakeway will become Chairman of the Board of Directors and CEO, and Richard A. Angulo will become the Vice-President and COO upon the effective date of the merger.

Douglas Blakeway stated "We are pleased that the Companies were able to expeditiously reach a Definitive Merger Agreement and that significant shareholders of both Companies have agreed to support the merger."

Richard A. Angulo stated "The formal Merger Agreement represents a significant milestone for Digital. We look forward to working with Strategic as both parties are of the view that the expanded product line now available to customers of both Companies will enhance the competitive position of both Companies in the marketplace."

In-residence monitoring of offenders is fast becoming a preferable alternative to the serious problem of prison overcrowding in Canada and the United States. Strategic is the only Canadian manufacturer of electronic supervision equipment for use in court ordered home curfew programs. Strategic markets its leading edge technology under the name SureTrac and SureTalk in Canada, the United States and Australia. Digital is a major provider of global information management solutions to the criminal justice and corrections industry, the construction trade.

Further information will be released as the transaction progresses.


ON BEHALF OF THE BOARD                  ON BEHALF OF THE BOARD

STRATEGIC Technologies, Inc.            Digital Products Corporation


Per:                                    Per:


Douglas H. Blakeway                     Richard A. Angulo
President & Chief Executive Officer     President & Chief Executive Officer